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                                                               FILE NO. 33-65135
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED APRIL 4, 1996)
                (TO PROSPECTUS SUPPLEMENT DATED APRIL 10, 1996)
                                     PROSPECTUS NUMBER: 1421


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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PRINCIPAL AMOUNT:         $25,000,000.00


TRADE DATE:               November 14, 1996


ORIGINAL ISSUE DATE:      November 21, 1996


MATURITY DATE:            November 15, 2016


INTEREST RATE:            7.25%


INTEREST PAYMENT DATES:   15th day of each month, commencing December 15, 1996 through the Maturity Date, subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  November 15, 2000


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable monthly on the 15th day of each month and at Maturity (the
                          "Interest Payment Dates"), commencing on December 15, 1996. This Note is subject to redemption at the option of the Company, in whole, on any Interest Payment Date occurring in May or November commencing on or after the Interest Payment Date in
                          November 2000, (the "Redemption Date") at the Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date. The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.



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     Notwithstanding the provisions contained in the Prospectus Supplement dated
March 29, 1994 attached hereto, interest rates offered by the Company with respect to the Notes may differ, among other reasons, depending upon the aggregate principal amount of Notes purchased in any single transaction. Merrill Lynch & Co., Inc. (the "Company") expects generally to distinguish, with respect to these offered rates, between purchases which are for less than, and purchases which are equal to or greater than, $1,000,000. These different rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in any Prospectus Supplement) to different investors, and these different offers may depend upon whether an offered purchase is for an aggregate principal amount of Notes equal to or greater than, or for an amount less than $1,000,000.







           The date of this Prospectus Supplement: November 14, 1996